UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement[]

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☐	Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

1st CENTENNIAL BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

TO THE SHAREHOLDERS OF 1st CENTENNIAL BANCORP:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp will be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 18, 2004, at 6:00 p.m., for the purpose of considering and voting upon the following matters.

1. Election of Directors. Electing the following twelve (12) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

James R. Appleton	William A. McCalmon
Bruce J. Bartells	Patrick J. Meyer
Carole H. Beswick	Richard M. Sanborn
Irving M. Feldkamp, III	Timothy P. Walbridge
Larry Jacinto	Stanley C. Weisser
Ronald J. Jeffrey	Douglas F. Welebir

2. Amendments to Stock Option Plan. Approving amendments to our 2001 Stock Option Plan increasing the number of shares subject thereto from 378,523 to 454,618 shares and providing for the granting of restricted stock awards and other forms of stock-based compensation in addition to stock options, as described in the accompanying Proxy Statement.

3. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

Our Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the Corporation owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

Only those shareholders of record at the close of business on March 31, 2004 will be entitled to notice of and to vote at the Meeting.

DATED: April 14, 2004	By Order of the Board of Directors

/s/ Sally Flanders
Sally Flanders Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

1st CENTENNIAL BANCORP

218 East State Street

Redlands, California 92373

(909) 798-3611

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of 1st Centennial Bancorp (“1st Centennial”) to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, at 6:00 p.m., on Tuesday, May 18, 2004 and at any and all adjournments thereof. The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 14, 2004.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect twelve (12) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2. Amendments to Stock Option Plan. To approve amendments to our 2001 Stock Option Plan increasing the number of shares subject thereto from 378,523 to 454,618 shares and providing for the granting of restricted stock awards and other forms of stock-based compensation in addition to stock options, as described more fully herein.

3. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of 1st Centennial1 an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the “Proxy Holders”) in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of the amendments to the Stock Option Plan and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

1st Centennial will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited

[1]	As used throughout this Proxy Statement, the terms “1st Centennial,” “we,” “us” and “our” refer to 1st Centennial Bancorp and its subsidiaries unless the context indicates another meaning.

principally through the mails, but officers, directors and regular employees of 1st Centennial may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in 1st Centennial is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 1,515,394 shares of our common stock issued and outstanding on March 31, 2004, which has been set as the Record Date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of 1st Centennial as of the Record Date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The twelve (12) candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the Proxy Holders, in accordance with the recommendations of the Board of Directors. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval.

Approval of the amendments to the Stock Option Plan requires the affirmative vote of at least a majority of the outstanding shares of our common stock.

PRINCIPAL SHAREHOLDERS

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of 1st Centennial as of March 31, 2004.

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than eight (8) nor more than thirteen (13) until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at twelve (12).

The first twelve (12) persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said twelve (12) nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 31, 2004 with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group:

Name and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 31, 2004
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
James R. Appleton Director	President, University of Redlands	67	2001 (2001)[6]	18,914		—	1.25%

Bruce J. Bartells Vice Chairman of the Board	Chief Executive Officer, Wilden Pump & Engineering	59	1999 (1992)[6]	24,907		5,177	1.98%

Carole H. Beswick Director	Retired (formerly Partner, Paper Partners, Inc.)	62	2000 (1990)[6]	22,524	[7]	5,177	1.82%

Irving M. Feldkamp, III, DDS Director	President/Part Owner, Hospitality Dental Associates and Glen Helen Racing	59	2000 (1999)[6]	60,850		2,511	4.17%

Larry Jacinto Director	President, L.J. Construction, Inc., L.J. Farming, Inc., Pangahamo Materials, Inc., and Mentone Enterprises, Inc.	54	2000 (1998)[6]	57,773	[8]	4,248	4.08%

Ronald J. Jeffrey Director	Vice President Tri-City Acoustics, Inc. (Specialty Subcontracting)	60	2000 (1990)[6]	29,848		5,177	2.30%

William A. McCalmon Director	President and Owner, RPM Insurance Services, Inc. (Registered Principal of PIM Financial Services, Inc.)	58	2000 (1990)[6]	20,203		5,177	1.67%

Patrick J. Meyer Chairman of the Board	Owner, Urban Environs (Land Planning Consultation)	52	1999 (1990)[6]	35,579		5,177	2.68%

[2]	All offices held apply to both 1st Centennial Bancorp and 1st Centennial Bank unless otherwise indicated.
[3]	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power. Figures in this table have not been adjusted to reflect the 25% stock distribution declared in February 2004 to shareholders of record as of April 1, 2004.
[4]	Represents option shares which are vested or will vest within 60 days of March 31, 2004 pursuant to our 2001 Stock Option Plan. (See “ – Compensation of Directors” and “ – Stock Options” herein.)
[5]	This percentage is based on the total number of shares of 1st Centennial's common stock outstanding, plus the number of option shares which are vested or will vest within 60 days of March 31, 2004 pursuant to our 2001 Stock Option Plan. (See “ – Stock Options” and “ – Compensation of Directors” herein.)
[6]	Year first elected or appointed a director of 1st Centennial Bank.
[7]	Includes 1,135 shares held by Mrs. Beswick as trustee for her adult son and 1,753 shares held in joint tenancy with certain adult children, as to which shares Mrs. Beswick has shared voting and investment power; and 9,447 shares held in the name of her husband's IRA, as to which shares Mrs. Beswick has neither voting nor investment power.
[8]	Includes 6,615 shares held by Larry Jacinto Construction, Inc., of which Mr. Jacinto is President and sole shareholder, as to which shares Mr. Jacinto has sole voting and investment power.

(Table and footnotes continued on following page.)

Name and Offices Held with 1st Centennial[2]	Principal Occupation for the Past Five Years	Age	Year First Elected or Appointed Director	Common Stock Beneficially Owned on March 31, 2004
				Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Richard M. Sanborn Director; also Executive Vice President/Branch Administrator, 1st Centennial Bank	Executive Vice President and Branch Administrator, 1st Centennial Bank[9]	41	2002	10,467	[10]	0	0.69%

Timothy P. Walbridge President, Chief Executive Officer and Director	President and Chief Executive Officer, 1st Centennial Bank[9]	54	2002 (2001)[6]	2,200		13,340	1.02%

Stanley C. Weisser Director	Retired (formerly Chief Executive Officer and Pharmacist, Network Pharmaceutical)	62	2001 (2001)[6]	17,430		735	1.20%

Douglas F. Welebir Director	Attorney and President, Welebir & McCune (Law Corporation)	61	2000 (1990)[6]	32,097	[11]	5,177	2.45%

Suzanne Dondanville Executive Vice President and Chief Operating Officer, 1st Centennial Bank	Executive Vice President and Chief Operating Officer, 1st Centennial Bank[9]	41	n/a	2,140	[10]	3,948	0.40%

Beth Sanders Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, 1st Centennial Bancorp[9]	52	n/a	17,382	[12]	11,551	1.89%

Thomas E. Vessey Executive Vice President and Chief Credit Officer, 1st Centennial Bank	Executive Vice President and Chief Credit Officer, 1st Centennial Bank[9]	64	n/a	2,568	[10]	4,620	0.47%

Directors and Executive Officers as a Group (15 persons)				354,882	[10,12]	72,015	26.89%

(Certain footnotes appear on previous page.)
[9]	For additional information concerning this individual's principal occupation or employment for the past five years, see the narrative discussion which follows this table.
[10]	Includes 512, 390 and 466 shares allocated to the accounts of Mr. Sanborn, Ms. Dondanville and Mr. Vessey, respectively, pursuant to 1st Centennial's 401(k) Plan, as to which shares these individuals have pass-through voting rights and investment power.
[11]	Includes 3,307 shares held by the Welebir & McCune Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power.
[12]	Includes 340 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial's Employee Stock Ownership Plan, as to which shares Mrs. Sanders has pass-through voting rights and investment power; and 485 shares allocated to Mrs. Sanders’ account pursuant to 1st Centennial's 401(k) Plan, as to which shares Mrs. Sanders also has pass-through voting rights and investment power.

The following provides additional information on the principal occupation or employment for each of the executive officers of 1st Centennial Bank and 1st Centennial Bancorp during the past five years:

Timothy P. Walbridge has served as President and Chief Executive Officer of both 1st Centennial Bank and 1st Centennial Bancorp since November 2001. Previously, he served as Executive Vice President and Chief Lending Officer of 1st Centennial Bank since June 2000, and as Senior Vice President and Loan Administrator of First Security Bank of California in Covina since 1996. He has also been a director of 1st Centennial Bancorp since April 2002 and of 1st Centennial Bank since November 2001.

Beth Sanders has served as Executive Vice President and Chief Financial Officer of 1st Centennial Bancorp since it was formed in 1999. She has also been Chief Financial Officer of 1st Centennial Bank since its inception in 1990, initially as Vice President until 1993, then as Senior Vice President until she was promoted to Executive Vice President in 1997.

Richard M. Sanborn has been Executive Vice President and Branch Administrator of 1st Centennial Bank since January 1, 2003, and was President of the Palomar Community Bank Division of 1st Centennial Bank from May 24, 2002 (when Palomar Community Bank was merged with and into 1st Centennial Bank) until December 31, 2002. Previously, he served as President and Chief Executive Officer of Palomar Community Bank (which was acquired by 1st Centennial in August 2001) since March 1999, and as Vice President/Regional Director of Home Savings in San Diego, California since 1997. He has also been a director of 1st Centennial Bancorp and 1st Centennial Bank since April 2002.

Thomas E. Vessey has served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since March 26, 2002. Previously, he served as Senior Vice President and Senior Credit Officer of Wells Fargo Bank from March 2001 to March 2002; and as Executive Vice President and Senior Credit Officer of First Security Bank of California in Covina since 1996.

Suzanne Dondanville has been Executive Vice President and Chief Operating Officer of 1st Centennial Bank since January 1, 2003. Previously, she served as Senior Vice President/Marketing and Strategic Development of 1st Centennial Bank since January 2001; as a consultant to 1st Centennial Bank since January 1998; and as Vice President/Chief Information Officer of Highland Federal Bank from October 1995 until that bank was acquired by Jackson Federal Bank in December 2000.

Board Committees and Other Corporate Governance Matters

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and is proud that it adopted the recent corporate governance requirements of Nasdaq even though our stock is not listed on Nasdaq and we are therefore not legally required to do so. The Board has also fully implemented all of the recent corporate governance requirements of the Securities and Exchange Commission (the “SEC”). Among other things, the Board has adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in 1st Centennial’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits 1st Centennial from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation. The Code of Ethics may be found on our web site at “www.1stcent.com.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Director Independence. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Compensation and Corporate Governance and Nomination Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq rule requirements. The Board has determined that a majority of the current directors are “independent” as that term is defined by applicable Nasdaq rules. Specifically, the Board has determined that all of 1st Centennial’s directors other than Timothy P. Walbridge and Richard M. Sanborn are independent directors.

Audit Committee. Our Board of Directors has, among others, a standing Audit Committee, composed of directors Bartells (Chairman), Appleton, Feldkamp, Jeffrey, McCalmon, Meyer and Welebir. The purpose of the Audit Committee, which met thirteen (13) times during 2003, is to meet with our outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect our directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select our independent accountants and to make certain that the independent accountants have the necessary freedom and independence to freely examine all of our records. The Audit Committee reviews the scope of external and internal audits, and meets monthly, or as needed, to review and assess the results of examinations of all applicable regulatory agencies and of our independent accountants. The Committee then reports any significant findings to the Board. Prior to the public release of annual and quarterly financial information, the Committee discusses with management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee also reviews our financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors applicable portions of our Code of Ethics. Our Audit Committee Charter, a copy of which was attached as an appendix to our Proxy Statement for the 2003 Annual Meeting of Shareholders, requires that the Audit Committee be comprised entirely of independent non-employee directors. The Audit Committee is currently composed of seven non-employee directors, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his or her capacity as a member of the Board of Directors or Audit Committee, may accept any consulting, advisory or other compensatory fee from 1st Centennial. The Board of Directors has determined that Bruce J. Bartells, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under the SEC’s rules.

Report of the Audit Committee

Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2003. The committee has discussed with our independent auditors, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of our financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and 1st Centennial. In considering the independence of our independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 19 below.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC.

Submitted by: Bruce J. Bartells, Chairman
James R. Appleton	William A. McCalmon
Irving M. Feldkamp, III	Patrick J. Meyer
Ronald J. Jeffrey	Douglas F. Welebir

Compensation Committee. Our Board of Directors also has a Personnel and Compensation Committee (the “Compensation Committee”), of which directors Beswick (Chairman), Appleton, Feldkamp, Meyer, Weisser and Welebir, are members. The Compensation Committee met seven (7) times during 2003. All of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of this committee are to (i) to consider and make recommendations to the Board of Directors concerning 1st Centennial’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (ii) administer and implement such plans, including, but not limited to approving option grants and restricted stock or other awards to our Named Executive Officers (as defined on page 10 below); (iii) evaluate the performance of our CEO in light of the goals and objectives of our executive compensation plans and the CEO’s individual performance goals, and set the CEO’s compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) assess the desirability of, and make recommendations to the Board with respect to, any proposed new incentive-compensation plans and equity-based plans and changes to existing plans; (vi) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (vii) monitor the disclosures in our annual proxy statement relating to executive compensation; (viii) review and administer the non-audit-related portions of our Code of Ethics; and (ix) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval. The Board has adopted a Personnel and Compensation Committee charter, which may be found on our web site at www.1stcent.com.

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2003, our Board of Directors held a total of twelve (12) meetings. Each person who served as a director of 1st Centennial during 2003 attended at least 75% of the aggregate of (1) the total number of such meetings, and (2) the total number of meetings held by all committees of the Board on which such director served during 2003, except directors Appleton, Bartells, Beswick, Jacinto, Walbridge and Welebir.

Director Education. The Board of Directors believes it is extremely important to remain informed about the latest developments in corporate governance and other issues relevant to serving as a director of a public reporting financial institution. Collectively, the non-employee directors have attended a total of eleven seminars during the past twelve months to further their education and expertise in this regard.

Corporate Governance and Nomination Committee. 1st Centennial also has a standing Corporate Governance and Nomination Committee (the “Corporate Governance Committee”) composed entirely of independent directors as defined under the Nasdaq rules. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board has adopted a Corporate Governance and Nomination Committee charter, which may be found on our web site at www.1stcent.com. The Board and the Corporate Governance Committee have also adopted specific policies and procedures concerning the director nomination process, in accordance with which the Corporate Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Corporate Governance Committee follows and considers in making its decisions concerning recommended nominations for directors may be described as follows:

Consideration of Recommendations for Director Nominees. Prior to making any recommendations concerning the nomination of directors for each year’s annual meeting, the Corporate Governance Committee shall:

•	Evaluate the performance, attendance records of, and any loans or other transactions between 1st Centennial Bancorp or 1st Centennial Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection.

•	Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a directors of 1st Centennial.

•	Consider the need to augment the Board for any specific purpose.

•	Review and consider any additional requests from outside parties to serve as directors.

•	If a new nominee is needed, determine the specific skills and experience desired in a new director.

•	In such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of 1st Centennial, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommended nomination.

In identifying and evaluating potential nominees, the Corporate Governance Committee shall consider recommendations from directors, officers and employees of 1st Centennial Bancorp and its wholly-owned subsidiary, 1st Centennial Bank, as well as persons recommended by our shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Corporate Governance Committee shall be guided by the principle that each director should:

•	Be an individual of the highest ethical character and integrity.

•	Have substantial experience which is of particular relevance to 1st Centennial.

•	Have the ability and willingness to devote sufficient time to 1st Centennial’s affairs.

•	Have a meaningful financial stake in 1st Centennial so as to assure that every director’s interests are aligned with those of the shareholders.

•	Be knowledgeable about the business activities and market areas in which 1st Centennial and its subsidiaries engage.

•	Have an excellent personal and professional reputation in and commitment to one or more communities in which we do business.

•	Have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others.

•	Have no conflict of interest that would interfere with their performance as a director.

•	Have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the Corporate Governance Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of 1st Centennial. While the Corporate Governance Committee believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Corporate Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information as the Corporate Governance Committee deems necessary to evaluate that individual’s qualifications to serve as a director of 1st Centennial, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of our existing directors and executive officers each year in connection with the preparation of our proxy materials, in order to enable the Corporate Governance Committee to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be director.

•	The number of shares of 1st Centennial’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing shareholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish 1st Centennial all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

•	As to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the number of shares of 1st Centennial’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations to the Board), other than by the Board of Directors itself, are set forth in 1st Centennial’s Bylaws and in the Notice of Annual Meeting of Shareholders.

Shareholder Communications with Board of Directors. Shareholders may communicate with the Board of Directors or any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for 1st Centennial and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. Ten (10) directors attended our annual meeting of shareholders in 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to 1st Centennial during and with respect to its 2003 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2003 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that all of our directors and executive officers other than Mr. Sanborn, Mrs. Sanders and Mr. Welebir inadvertently filed their reports on Form 4 one day late with respect to their purchases of stock in our public stock offering in May 2003.

Executive Compensation

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer and our only other executive officers as of December 31, 2003 whose total salary and bonus for the fiscal year ended December 31, 2003, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Long Term Compensation
Name and Principal Position	Year	Annual Compensation			Stock Options Granted (Number of Shares)[14]	All Other Compensation
		Salary[13]		Bonus
Timothy P. Walbridge President and Chief Executive Officer	2003 2002 2001	$185,000 185,000 139,167		$65,000 75,000 65,000	0 4,200 31,501	$76,673[15] 75,952[15] 23,097[15]

Thomas E. Vessey Executive Vice President and Chief Credit Officer	2003 2002 2001	112,605 73,806	[16]	39,500 35,000	0 12,600	8,158[17] 3,165 [17]

Beth Sanders Executive Vice President and Chief Financial Officer	2003 2002 2001	125,000 125,000 98,416		39,500 45,000 45,000	0 2,625 12,127	50,941[18] 44,765[18] 5,597 [18]

Richard M. Sanborn Executive Vice President and Branch Administrator	2003 2002 2001	135,000 135,000 61,025	[19]	39,500 45,000 15,000	0 2,100 12,678	28,772[20] 27,067[20] 4,985 [20]

Suzanne Dondanville Executive Vice President and Chief Operating Officer	2003 2002 2001	100,193 82,292 70,000		39,500 25,000 12,000	0 2,100 8,820	12,160[21] 5,276 [21] 2,188 [21]

[13]	Includes portions of these individuals’ salaries which were deferred pursuant to 1st Centennial's 401(k) Plan. See “– 401(k) Plan” herein.
[14]	As adjusted to reflect stock dividends declared by 1st Centennial since the date of grant (if applicable), but not to reflect the 25% stock distribution payable to shareholders of record as of April 1, 2004.
[15]	Includes $75,827, $75,069 and $23,097 accrued by 1st Centennial in 2003, 2002 and 2001, respectively, in connection with Mr. Walbridge’s salary continuation agreement; and term life insurance premiums of $846 and $883 in 2003 and 2002, respectively. See “ – Salary Continuation Agreements” herein.
[16]	Represents salary paid from March 26, 2002 (commencement of Mr. Vessey’s employment) through December 31, 2002.
[17]	Consists of employer contributions to Mr. Vessey’s account pursuant to the 401(k) Plan in the amount of $7,000 and $2,967 in 2003 and 2002, respectively; and term life insurance premiums of $1,158 and $198 in 2003 and 2002, respectively. See “ – 401(k) Plan” herein.
[18]	Includes $44,412, $41,213 and $3,297 accrued by 1st Centennial in 2003, 2002 and 2001 in connection with Mrs. Sanders’ salary continuation agreement; employer contributions to Mrs. Sanders’ account pursuant to the 401(k) Plan in the amounts of $6,000, $3,000 and $2,300 in 2003, 2002 and 2001, respectively; and term life insurance premiums of $529 and $552 in 2003 and 2002, respectively. See “– Salary Continuation Agreements” and “ – 401(k) Plan” herein.
[19]	Represents salary paid from August 17, 2001 (the date Palomar Community Bank was acquired by 1st Centennial) through December 31, 2001.
[20]	Includes $22,519, $20,897 and $4,985 accrued by 1st Centennial in 2003, 2002 and 2001, respectively, in connection with Mr. Sanborn’s salary continuation agreement; employer contributions to Mr. Sanborn’s account pursuant to the 401(k) Plan in the amounts of $6,000 and $5,906 in 2003 and 2002, respectively; and term life insurance premiums of $253 and $264 in 2003 and 2002, respectively. See “– Salary Continuation Agreements” and “ – 401(k) Plan” herein.
[21]	Includes $10,687 accrued by 1st Centennial in 2003 in connection with Ms. Dondanville’s salary continuation agreement; employer contributions to Ms. Dondanville’s account pursuant to the 401(k) Plan in the amounts of $1,313, $5,250, and $2,188, in 2003, 2002 and 2001, respectively; and term life insurance premiums of $160 and $26 in 2003 and 2002, respectively. See “– Salary Continuation Agreements” and “ – 401(k) Plan” herein.

Employment Agreements

1st Centennial has entered into an employment agreement with Timothy P. Walbridge, President and Chief Executive Officer, for a term of three (3) years commencing December 1, 2001. Mr. Walbridge’s employment agreement calls for an annual base salary of $185,000 for each year of the term, with annual increases at the discretion of the Board of Directors. His employment agreement also calls for discretionary bonuses, reimbursement for business expenses, use of a company owned automobile, and certain insurance benefits. In the event of termination without cause, Mr. Walbridge is entitled to receive a lump sum payment equal to twelve (12) months’ worth of his then base salary. If Mr. Walbridge’s employment is terminated or materially changed as a result of a merger, reorganization or similar transaction in which 1st Centennial is not the surviving entity, or a change in ownership of at least 50% of 1st Centennial’s stock, he shall receive severance pay equal to twelve (12) months’ worth of his then base salary.

1st Centennial has also entered into an employment agreement with Beth Sanders, Executive Vice President and Chief Financial Officer, for a term of three (3) years commencing December 1, 2001. Mrs. Sanders’ employment agreement calls for an annual base salary of $125,000 for each year of the term, and the remaining terms of her agreement are identical in all material respects to Mr. Walbridge’s employment agreement as described above.

1st Centennial has also entered into an employment agreement with Richard M. Sanborn, originally in his capacity as President and Chief Executive Officer of Palomar Community Bank, for a term of three (3) years commencing August 17, 2001. Mr. Sanborn’s employment agreement calls for an annual base salary of $135,000 for each year of the term, with annual increases at the discretion of the Board of Directors. His employment agreement also calls for discretionary bonuses, reimbursement for business expenses, an automobile allowance, and certain insurance benefits. In the event of a merger, reorganization or similar transaction in which 1st Centennial is not the surviving entity, or a change in ownership of at least 50% of 1st Centennial’s stock, Mr. Sanborn’s employment agreement shall terminate and he shall receive a lump sum payment equal to twenty-four (24) months’ worth of his then base salary, plus his benefits under his employment agreement for a period of twenty-four (24) months. In the event his employment is terminated or materially changed without cause, Mr. Sanborn is entitled to receive a lump sum payment equal to twelve (12) months’ worth of his then base salary, plus his benefits under his employment agreement for a period of six (6) months. As a result of the merger of Palomar Community Bank and 1st Centennial Bank in May 2002, if Mr. Sanborn voluntarily resigns during the term of his employment agreement, he shall receive the same lump sum payment and benefits as if he had been terminated without cause. In the event of such voluntary termination or termination without cause, Mr. Sanborn shall upon termination become subject to a consulting and noncompetition agreement pursuant to which he will provide certain consulting services and refrain from competing with 1st Centennial in exchange for payment of $1,000 per month for a period of eighteen (18) months unless terminated earlier in accordance with that agreement.

Salary Continuation Agreements

1st Centennial entered into a salary continuation agreement with Mr. Walbridge in 2001 (amended in 2004) to provide him with (i) supplemental income upon retirement, (ii) an additional incentive to remain with 1st Centennial in order to receive his full retirement benefits; and (iii) a compensation package which is competitive in the marketplace. Pursuant to his salary continuation agreement, Mr. Walbridge (or his beneficiary) will receive $142,576 per year for fifteen (15) years upon retirement, subject to certain conditions. In order to receive his full retirement benefits, Mr. Walbridge must remain continuously employed by 1st Centennial until he retires (at age 66), except that (i) full benefits will be paid in the event of death prior to retirement; and (ii) in the event of a merger or similar transaction in which 1st Centennial is not the surviving entity or in the event of certain changes in control of 1st Centennial or the sale of more than 50% of its assets, if Mr. Walbridge’s employment is terminated or constructively terminated in connection with or within one (1) year following such event, he will be fully vested in his full retirement benefits. The exact amount of the benefits would depend on the date of the sale, as the retirement benefits of $142,576 per year are based on an initial amount of $100,000 per year beginning in December 2001 and increasing by 3% per year thereafter. The amount of payments due in the event of a change in control would reflect the 3% increase each year through the date of the merger but not thereafter. In addition, Mr. Walbridge would be entitled to reimbursement for any taxes due on amounts which exceeded the limits for deductible payments specified in Section 280G of the Internal Revenue Code. All benefits would cease in the event of termination for cause, and if Mr. Walbridge’s employment were to end due to disability, voluntary termination or termination without cause, he would be entitled to receive, at the retirement age, an annual retirement benefit based on the percentage of total retirement benefits which had vested under the salary continuation agreement as of the termination date. Such benefits began to vest at the rate of 10% per year on August 1, 2002.

1st Centennial also entered into a salary continuation agreement with Beth Sanders in 2001 (amended in 2004), containing the same material terms as Mr. Walbridge’s salary continuation agreement, except that her retirement age will be 65, the amount of her annual benefits will be $116,848, and her benefits began to vest on December 1, 2002. In addition, the amount of any benefits to be paid under Mrs. Sanders’ salary continuation agreement in the event of a merger or other change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code.

1st Centennial also entered into a salary continuation agreement with Suzanne Dondanville in 2002 (amended in 2004), containing the same material terms as Mrs. Sanders’ salary continuation agreement, except that the amount of her annual benefits will be $152,460, and her benefits began to vest on December 1, 2003.

1st Centennial also entered into a salary continuation agreement with Richard Sanborn in 2001 containing the same material terms as Mrs. Sanders’ salary continuation agreement, except that the amount of his annual benefits will be $157,033, and his benefits began to vest on October 1, 2002. In addition, in the event of a merger or change in control as described above, if Mr. Sanborn is not retained in the same or a comparable position, he shall be entitled to receive a lump sum payment equal to the then present value of the aggregate amount of his annual retirement benefits as if paid beginning on the date of the merger or change in control, rather than being fully vested in his retirement benefits.

1st Centennial intends to fund its obligations under the salary continuation agreements through the proceeds of single premium life insurance policies previously purchased by 1st Centennial which policies name 1st Centennial as beneficiary. The cost of making payments under the salary continuation agreements will be accrued for annually by 1st Centennial in amounts such that all future payments to be made will have been fully accrued for by the retirement date. 1st Centennial will eventually be reimbursed, however, for payments made under the salary continuation agreements through the proceeds of the life insurance policies referred to above. The amounts accrued by 1st Centennial in 2003, 2002 and 2001 to fund the salary continuation agreements for the Named Executive Officers are set forth in the Summary Compensation Table above (see “ – Executive Compensation” above). However, these amounts were largely offset by tax advantaged income 1st Centennial earned on the insurance policies during those years.

401(k) Plan

1st Centennial has adopted a savings and retirement plan covering substantially all of its employees, which plan is designed to comply with Internal Revenue Code Section 401(k). The 401(k) Plan permits all participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a maximum of approximately $12,000 in 2003, $11,000 in 2002 and $10,500 in 2001), which contributions vest immediately when made. Our policy is to match, in the form of 1st Centennial stock, 50% of employee contributions which do not exceed 10% of such employee’s annual compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment. The amounts allocated to Named Executive Officers in 2001 through 2003 under this plan are set forth in the Summary Compensation Table above (see “— Executive Compensation” above).

Stock Options

1st Centennial’s 2001 Stock Option Plan, as amended, intended to advance 1st Centennial’s interests by encouraging stock ownership on the part of key employees, was adopted by the shareholders on April 23, 2002. (An amendment to the plan increasing the number of shares subject thereto and providing for the award of restricted stock awards and other stock-based compensation was adopted by the Board of Directors on March 19, 2004, subject to shareholder approval - see “PROPOSAL 2: AMENDMENTS TO STOCK OPTION PLAN” herein.) The stock option plan provides for the issuance of both “incentive” and “non-qualified” stock options to full-time salaried officers and employees, and “non-qualified” stock options to non-employee directors, of 1st Centennial. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a “Terminating Event,” i.e., a merger or consolidation of 1st Centennial as a result of which 1st Centennial will not be the surviving corporation, a sale of substantially all of 1st Centennial’s assets, or a change in ownership of at least 25% of 1st Centennial’s stock (subject to certain exceptions), all outstanding options under the stock option plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2003, 1st Centennial had options outstanding to purchase a total of 285,082[22] shares of its common stock under the stock option plan, with an average exercise price of $17.3122 per share with respect to all such options. As of December 31, 2003, the fair market value of 1st Centennial’s common stock was $29.00 per share.

No options were granted to the Named Executive Officers during 2003. The following information is furnished with respect to stock options exercised by the Named Executive Officers during 2003 and held by the Named Executive Officers at December 31, 2003:

Name	Stock Options Exercised in 2003		Number of Unexercised Options at December 31, 2003[22]		Value of Unexercised In-the-Money Options at December 31, 2003[23]
	Shares Exercised	Value Realized[24]	Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy P. Walbridge	100	$612	13,340	22,261	$163,173	$265,539
Thomas E. Vessey	0	n/a	2,520	10,080	30,681	122,724
Beth Sanders	0	n/a	10,393	10,534	148,354	128,291
Richard M. Sanborn	0	n/a	5,491	9,287	66,948	109,879
Suzanne Dondanville	0	n/a	3,948	6,972	47,693	80,990

Compensation of Directors

The directors are not paid any directors fees by 1st Centennial Bancorp, but they receive director’s fees from 1st Centennial Bank for services they provide as directors of the bank. During 2003, the non-employee directors each received a fee of $1,250 per month, except for the Chairman who received $2,500 per month. Beginning in January 2004, such fees were increased to $3,500 per month for the Chairman of the Board, $1,800 for the Chairman of the Audit Committee, and $1,300 per month for all other non-employee directors In addition, the directors and their dependents participate in 1st Centennial Bank’s self-funded dental plan. Under 1st Centennial Bank’s dental plan, the maximum reimbursement by 1st Centennial Bank to any participant is $1,000 per year.

No non-employee directors were granted or exercised any stock options in 2003. As of December 31, 2003 each non-employee director held outstanding stock options to purchase 3,67522 shares of common stock, at exercise prices of $20.0022 per share, with expiration dates in 2012, 20% of which were vested. In addition, directors Bartells, Beswick, Jeffrey, McCalmon, Meyer, and Welebir held fully vested stock options covering 1,54822 shares each, at exercise prices of $8.4022 per share, and stock options covering 2,89422 shares each, at exercise prices of $13.1722 per share, which were 80% vested; director Feldkamp held a stock option to purchase 4,44122 shares at an exercise price of $16.5522 per share, which was 40% vested; and director Jacinto held one option covering 2,89422 shares at an exercise price of $13.17 per shares, which was 80% vested and another option covering 1,547 shares at an exercise price of $16.55 per share, which was 40% vested. As of December 31, 2003, the fair market value of 1st Centennial’s common stock was $29.00 per share. Information concerning stock options held by Messrs. Walbridge and Sanborn, who are also Named Executive Officers, is set forth above under “Stock Options.”

[22]	As adjusted to reflect any stock dividends declared since the grant date of options (if applicable), but not to reflect the 25% stock distribution payable to shareholders of record as of April 1, 2004.
[23]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2003.
[24]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

Certain Transactions

Some of the executive officers and directors of 1st Centennial and the companies with which they are associated have been customers of, and have had banking transactions with, 1st Centennial in the ordinary course of 1st Centennial’s business since January 1, 2003, and 1st Centennial expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of Management of 1st Centennial, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2: AMENDMENTS TO STOCK OPTION PLAN

Introduction

On March 19, 2004, subject to the approval of the shareholders, the Board of Directors adopted amendments to our existing stock option plan (the “2001 Plan”) to increase the number of shares subject thereto, provide for the grant of restricted stock awards and other types of equity-based compensation, and make certain minor changes to the 2001 Plan to conform to the requirements of Section 162(m) of the Internal Revenue Code. Because of the additional types of awards to be included in the new plan, the plan has been renamed the “1st Centennial Bancorp 2001 Stock Incentive Plan” (the “Stock Incentive Plan”). The differences between the 2001 Plan and the Stock Incentive Plan are described below.

Purpose of the Amendments

The purpose of the amendments is to increase 1st Centennial’s flexibility with respect to its equity compensation awards to enable us to remain competitive in the marketplace and to adapt our award strategy to the anticipated changes in accounting rules relating to stock options. In addition, the amendments are designed to enable us to have sufficient shares available for the grant of options or other awards to enable us to attract, motivate and retain the highest quality officers, directors and employees as we continue to grow. During 2003 the Compensation Committee conducted an extensive compensation survey and engaged the services of an independent compensation consultant to assist in an overall review and evaluation of our compensation practices with respect to our executive officers and non-employee directors. The amendments to the 2001 Plan reflect the recommendations of our compensation consultant and the results of our strategic decisions after conducting this review and evaluation.

Amendment Increasing Number of Shares Subject to the Plan

As stated above under “Stock Options,” the 2001 Plan was adopted by the shareholders on April 23, 2002, and provided for the granting of options to purchase up to 343,332 shares, or 30% of the number of shares issued and outstanding on February 20, 2002. As a result of stock dividends paid in March 2002 and 2003, the total number of shares subject to the 2001 Plan is currently 378,523, not including 16,048 shares which have previously been issued upon the exercise of stock options.

As a result of (i) the issuance of 225,000 additional shares in a public stock offering which was completed in May; (ii) the exercise of options under the 2001 Plan; (iii) a small private placement of shares in 2003; and (iv) stock dividends paid in March 2002 and 2003, the total number of shares issued and outstanding had increased from 1,144,440 shares at February 20, 2002 to 1,515,394 shares as of March 31, 2004. The number of shares currently subject to the 2001 Plan is therefore only 25.0% of the number of shares now issued and outstanding. Of the 378,523 shares currently subject to the 2001 Plan, 304,523 have been granted, leaving only 74,000 shares available for the grant of future options.

On March 19, 2004, the Board of Directors adopted an amendment to the 2001 Plan increasing the number of shares available thereunder from 378,523 shares to 454,618 shares, or 30% of the number of shares issued and outstanding on March 31, 2004, and making certain other changes described below, subject to the approval of our shareholders. If options to purchase all shares subject to the 2001 Plan, as so amended were granted to optionees and all such options were exercised, the shares so issued would constitute approximately 23.1% of our common stock outstanding after such issuance. Management believes this program is important for the continued success of

1st Centennial and should indirectly benefit all of our shareholders. All shares subject to any option which remain unpurchased at the expiration of the option become available again for grant for purposes of the plan. As discussed below, the 2001 Plan is also being amended to increase our flexibility with respect to the types of equity-based compensation we may offer, and the 454,618 shares will be the total number of shares subject to all types of awards combined under the new plan, not just stock options.

Administration of the Plan and Compliance with Internal Revenue Code Section 162(m)

The 2001 Plan provides that it shall be administered by the Board of Directors, with the Board having the authority to delegate the administration of the Plan to a Board committee if desired. The Stock Incentive Plan provides that it shall be administered by the Compensation Committee with respect to all option grants or other awards to our Named Executive Officers, and otherwise by the Board of Directors. The Stock Incentive Plan also provides that the maximum number of options which may be granted to any one individual on a calendar year cannot exceed 150,000 shares, subject to adjustment for stock splits and dividends. These two amendments are designed to qualify stock options granted under the plan to Named Executive Officers as exempt from the $1 million annual limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. In order to facilitate widespread participation in the plan by 1st Centennial’s employees, the Stock Incentive Plan also provides that the Committee or the Board may delegate the authority to the Chief Executive Officer and/or the Chief Financial Officer to grant options of up to 2,500 shares to any one individual other than Named Executive Officers, and the Board has so delegated this authority.

Amendments Adding Additional Types of Equity-Based Compensation Awards

Under the 2001 Plan, officers, directors and employees of 1st Centennial have been eligible to receive only grants of stock options. The Board feels that stock options will likely continue to be a useful equity incentive in our compensation objectives, but believes that it would be beneficial to also provide for the grant of restricted stock awards and certain other forms of equity-based compensation. Due in part to certain expected changes in the accounting treatment of stock options (see “– Accounting Issues” below), many companies have begun to favor restricted stock awards over stock options as a means to increase management ownership, so as to better align the interests of management with those of the shareholders. In certain circumstances restricted stock awards may provide a superior incentive for participants to contribute to a company’s performance, and may provide such incentive with potentially less dilution to shareholders. Stock appreciation rights (“SARs”) and phantom stock, which are essentially mechanisms for rewarding recipients based on stock performance without necessarily issuing additional shares, are also potential equity-based awards the Board believes we should have available to remain competitive in today’s rapidly changing marketplace.

As indicated above, the limit of 454,618 shares to be subject to the Stock Incentive Plan covers all types of awards under the plan involving the issuance of stock. The Stock Incentive Plan does not separately limit the number of shares which can be granted in the form of stock options versus restricted stock or other awards, such as shares issued in lieu of cash upon exercise of SARs. The details of the specific types of awards are described below.

Restricted Stock Awards. Restricted stock awards consist of non-transferable shares of our common stock, for no cash consideration or for such amount as the Board or the Committee in its discretion shall determine, either alone or in addition to other awards granted under the Stock Incentive Plan. The provisions of restricted stock awards need not be the same with respect to each recipient. The Board or the Committee may provide for the lapse of the transfer restrictions (also referred to as the vesting of the award) over a period of not more than ten years, or may accelerate or waive such restrictions, in whole or in part, based on service, performance or other criteria determined by the Board or the Committee. Awards may also be “performance-based,” so that the vesting or lapse of restrictions is conditioned upon the attainment of specified company, group or division performance goals or other criteria, which need not be the same for all participants. Except as otherwise determined by the Board or the Committee, upon termination of employment or service as a director for any reason during the restriction period, any portion of a restricted stock award still subject to restriction will be forfeited by the participant and reacquired by 1st Centennial. If the recipient has paid cash for the award, the stock will be repurchased at the same price originally paid by the recipient. The Board or the Committee shall determine at the time of granting any restricted stock award whether the recipient will have any voting or dividend rights with respect to the shares prior to the lapse of the restrictions.

Stock Appreciation Rights. Stock appreciation rights entitle participants to receive upon exercise an amount equal to the increase in the value of a specified number of shares 1st Centennial’s stock over a specified time period. SARs may be granted for periods of up to ten years, and the Board or Committee shall establish the vesting of the SAR upon grant. SARs may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. A stock appreciation right related to an option, or the applicable portion thereof, will terminate and no longer be exercisable upon the termination or exercise of the related option. The Board or the Committee shall specify at the time of grant that the value of the SAR shall be paid in cash, in shares reserved under the Stock Incentive Plan, or a combination of both, or that the recipient can choose the method of payment at the time of exercise.

Phantom Stock. Phantom stock entitle participants to receive an amount equal to either the value of a specified number of shares of 1st Centennial’s stock, or the increase in the value of such shares, at the end of a specified period or upon the occurrence of a specific event such as attainment of a certain age or termination of employment. The Board or the Committee shall specify at the time of grant that the value of the phantom stock shall be paid in cash, in shares reserved under the Stock Incentive Plan, or a combination of both, or that the recipient can choose the method at the time payment is due.

Accounting Issues

The accounting treatment of different types of equity compensation is extremely complex, and the accounting rules concerning the treatment of stock options are currently in a state of significant flux. Historically, “fixed” stock options have had very favorable accounting treatment for companies, with no expense incurred at the time of grant or during the life of the option. The favorable accounting treatment would generally be only lost if the option became a “variable” option, for example by being repriced. As a result of this favorable accounting treatment, stock options have provided a very attractive vehicle for us to provide incentives to participants to contribute to our growth and success and to increase the participants’ proprietary interests in the company.

However, it is anticipated that sometime next year, the accounting rules will probably be changed to require that stock options be expensed in some manner by the company at the time of grant, with subsequent charges to income over the requisite service period based on the market value of the company’s stock. There has been considerable disagreement as to the precise methodology to be used for this purpose. The issues involved are highly technical and complex, and it is impossible to predict what the final accounting rules will ultimately provide or when they will become effective. Nonetheless, it seems likely that any such change in the accounting treatment of stock options will tend to make restricted stock awards, SARs and phantom stock arrangements comparatively more attractive. Many companies have already started to expense stock options on a voluntary basis, and/or have switched over, in whole or in part, to the use of restricted stock awards instead of stock options, due to the seemingly inevitable change in the accounting treatment of stock options.

Restricted stock awards are generally expensed over the vesting period of the award based on the fair market value of the award at the date of grant. If the vesting of the stock is performance based, it is subject to variable accounting rules requiring that changes in the value of the award be charged as a compensation expense. Phantom stock and SARs are also treated as compensation expense, being charged against earnings in the year of the grant and prorated over the vesting period.

Federal Income Tax Consequences

The following summary is a general discussion of certain expected federal income tax consequences arising to optionees or other award recipients under the Stock Incentive Plan pursuant to the applicable provisions of the Internal Revenue Code, the applicable treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice. This summary does not discuss all aspects of federal income taxation which may be relevant to a particular participant subject to special tax treatment under the federal income tax laws and does not discuss any aspect of state, local or foreign tax laws.

Incentive Stock Options. Under present law, neither receipt of an Incentive Stock Option (“ISO”) nor receipt of shares of stock by the optionee upon its exercise will result in taxable income to the optionee, except that upon exercise the optionee will recognize alternative minimum taxable income, as described herein below. Under present law (assuming an option qualifies as an ISO as defined in the Internal Revenue Code), the optionee will be entitled for federal income tax purposes to treat any profit realized by the optionee upon disposition of such stock as a capital gain rather than as ordinary income, provided the optionee complies with specified “holding period” requirements imposed by the Internal Revenue Code, and was an employee of 1st Centennial Bancorp or a subsidiary corporation at all times during the period beginning with the date of grant of the option and ending three (3) months before the date of exercise (except in the event of death or disability). Capital gains are currently taxed at a lower rate than ordinary income. Assuming the above requirements are met, upon exercise the optionee will recognize as alternative minimum taxable income the “bargain element” of the ISO (i.e., the amount by which the fair market value of the stock upon exercise exceeds the option price). Alternative minimum taxable income forms the basis for the alternative minimum tax, which may apply depending on the amount of the computed “regular tax” of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carryforward credit against regular tax liability in subsequent years. If the “holding period” requirements are not met, the optionee will realize compensation taxable as ordinary income rather than capital gain. Optionees are advised to consult their own personal tax advisors with respect to any “disqualifying dispositions,” i.e., sales within two (2) years after the grant of such option or within one (1) year after the date of exercise, as well as with respect to the general tax consequences of ISO’s.

The Internal Revenue Code provides that a corporation issuing shares upon exercise of ISO’s may not take a deduction for federal income tax purposes on account of such issuance, except that in the event of a subsequent disqualifying disposition of such stock under circumstances resulting in taxable compensation to the optionee, a corporation may take a deduction for federal income tax purposes equal to the amount treated as taxable compensation to the optionee.

Non-Qualified Stock Options. At the time of grant of a non-qualified stock option, no income will be recognized by the optionee and 1st Centennial will not be entitled to a deduction. Upon exercise of a non-qualified option, under present law the optionee will recognize ordinary taxable income (as opposed to a capital gain) and 1st Centennial will be entitled to a deduction in the amount by which the then fair market value of the shares of stock transferred to such optionee exceeds the option price. Such ordinary income may be subject to the maximum personal income tax rate. In the case of an employee, such income also constitutes “wages” and thus withholding is required under federal law. Upon subsequent disposition of such shares, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon such disposition and the fair market value of such shares at the time of exercise. As stated above, capital gains are currently taxed at a lower rate than ordinary income.

Restricted Stock Awards. Normally, the recipient of a restricted stock award is not taxed at the time of the award, but instead is taxed when the restrictions lapse (i.e., when the shares vest). The amount subject to ordinary income tax is the “spread” or difference between the fair market value of the shares at the time of vesting and the amount paid for the shares, if any. If the individual chooses to make a Special Tax 83(b) election, the spread must be reported as ordinary income and is based on the fair market value of the restricted shares (minus the amount paid for the shares, if any) at the time of the award (rather than at the time of vesting). The election must be made (and filed with the IRS) within 30 days of the award. The holding period for capital gains purposes would begin at the time of the award, and gain made upon a future sale would be capital gain. There would be no immediate tax consequence when the shares vest. However, if an individual who made a Special Tax 83(b) election and paid any required tax in the year of the award were later to forfeit the restricted shares (for example, by leaving 1st Centennial before the shares vest), he or she would not be permitted to claim a tax loss on the forfeiture of those shares.

Phantom Stock and SARs. The payment made to an employee from an SAR or a phantom stock award, whether paid in cash or stock, is taxable to the employee as ordinary income at the time received. Neither SARs nor phantom sock receive any preferential tax treatment, nor is there any deferral of the tax beyond the time of payment.

No assurance can be given that the tax treatment of any of the awards described herein will continue to apply.

Amendment of the Stock Incentive Plan

The Board of Directors reserves the right to suspend, amend or terminate the Stock Incentive Plan and, with the consent of the participant, to make such modification of the terms and conditions of his or her option or other award as it deems advisable, except that the Board may not: increase the maximum number of shares which may be purchased pursuant to options or other awards granted under the Stock Incentive Plan; change the minimum option price; increase the maximum term of options or other awards provided for in the Stock Incentive Plan; or permit options or other awards to be granted to anyone other than directors or salaried officers or employees of 1st Centennial, without obtaining the approval of a majority of 1st Centennial’s shareholders within twelve (12) months of adopting any such amendment.

Outstanding Options Under the 2001 Plan

The following table provides information as to all options granted under the 2001 Plan prior to the amendment thereof by the Board of Directors. Information concerning anticipated restricted stock awards to be issued following shareholder approval of the Stock Incentive Plan is provided below under “– New Plan Benefits.”

Name of Optionnee or Identity of Group	Number of Options Granted[25]	Weighted Average Exercise Price	Range of Expiration Dates
Executive Officers:

Timothy P. Walbridge	40,601	$18.53	9/2011 – 1/2014
Thomas E. Vessey	15,100	18.96	5/2012 – 1/2014
Beth Sanders	17,252	18.99	9/2011 –1/2014
Richard M. Sanborn	11,787	19.83	9/2011 – 1/2014
Suzanne Dondanville	13,420	19.55	9/2011 – 1/2014

Nominees for Director:

James R. Appleton	2,940	20.00	11/2012
Bruce J. Bartells	3,675	20.00	11/2012
Carole H. Beswick	3,675	20.00	11/2012
Irving M. Feldkamp, III	8,116	18.11	9/2011 – 11/2012
Larry Jacinto	5,222	18.98	9/2011 – 11/2012
Ronald J. Jeffrey	3,675	20.00	11/1/2012
William A. McCalmon	3,675	20.00	11/1/2012
Patrick J. Meyer	3,675	20.00	11/1/2012
Stanley C. Weisser	3,675	20.00	11/1/2012
Douglas F. Welebir	3,675	20.00	11/1/2012

All Executive Officers, as a Group (5 persons)	98,160	21.72	9/21/2011 – 1/23/2014

All Non-Employee Directors, as a Group (10 persons)	42,003	19.43	9/21/2011 – 11/1/2012

All Officers or Employees who are not Executive Officers, as a Group (85 persons)	129,812	23.01	9/21/2011 – 2/17/2014

New Plan Benefits

No stock options or other awards have been granted since the 2001 Plan was amended by the Board of Directors on March 19, 2004. It is anticipated that following shareholder approval of the Stock Incentive Plan, each non-employee director will receive a restricted stock award covering 750 shares of 1st Centennial’s common stock. The value of the awards will be the value of the shares at the time of grant, as no consideration will be paid. The

[25]	Does not include the following shares which have been exercised under the 2001 Plan: 100 shares by Mr. Walbridge; 5,491 shares by Mr. Sanborn (totaling 5,591 for the Executive Officers as a group); 735 shares by Mr. Appleton (representing the only shares exercised by non–employee directors); and 2,550 shares by all officers or employees who are not executive officers. Also does not include shares which were granted under 1st Centennial’s 1990 Stock Option Plan which were transferred to the 2001 Plan.

awards will vest (i.e., the transfer restrictions will lapse) at the rate of 20% per year over a period of five years. No decisions have been made at this time concerning dividend or voting rights during the restriction period.

As indicated above, the Compensation Committee conducted an extensive compensation survey and engaged the services of an independent compensation consultant during 2003 to assist in an overall review and evaluation of our compensation practices with respect to our executive officers and non-employee directors. On the basis of this evaluation, the Board determined that these initial restricted stock awards would be preferable to any substantial increase in directors’ fees for attendance at Board or Committee meetings. No decisions have been made at this time regarding the grant of any other specific awards under the Stock Incentive Plan, although the Compensation Committee intends to utilize restricted stock awards in its overall executive compensation strategy in the future.

Board of Directors’ Recommendation and Required Vote

Approval of amendments to the 2001 Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The directors and executive officers of 1st Centennial, owning or controlling an aggregate of 354,882 voting shares26 or approximately 23.4% of our outstanding common stock as of the Record Date, are expected to vote in favor of approval of the amendments to the 2001 Plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed Hutchinson and Bloodgood LLP (“Hutchinson and Bloodgood”) as our independent accountants for the fiscal year ending December 31, 2004. Hutchinson and Bloodgood audited our financial statements for the fiscal year ended December 31, 2003, and have been our accountants since inception. It is anticipated that a representative or representatives of Hutchinson and Bloodgood will be present at the Meeting and will be available to respond to appropriate questions. All professional services rendered by Hutchinson and Bloodgood concerning the fiscal year ended December 31, 2003 were furnished at customary rates and terms.

Fees

The aggregate fees billed by our principal accounting firm, Hutchinson and Bloodgood, for the fiscal years ended December 31, 2003 and 2002, were as follows:

	2003		2002
Audit fees	$97,500		$84,500
Audit related fees	0		0
Tax fees	17,000		13,685
All other fees	79,975	[27]	21,650	[28]

Total	$194,475		$119,835

None of the fees paid to our independent auditors during 2002 and 2003 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Hutchinson and Bloodgood.

[26]	Does not include shares which may be acquired upon the exercise of stock options.
[27]	Consisted of $17,000 for the regulatory mandated review of our information technology systems; $37,275 relating to our issuance of common stock; and $25,700 relating to the regulatory mandated review of our interest rate risk model and other services.
[28]	Consisted of $17,000 for the regulatory mandated review of our information technology systems and interest rate risk model; and $4,650 relating to the issuance of trust preferred securities by our subsidiary trust.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2005 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 4, 2003 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxies for the 2005 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by February 18, 2005. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the Proxy Holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 14, 2004	1st CENTENNIAL BANCORP

/s/ Timothy P. Walbridge

Timothy P. Walbridge
President and Chief Executive Officer

A COPY OF OUR 2003 ANNUAL REPORT ON FORM 10-KSB INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF OUR ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO BETH SANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF 1st CENTENNIAL BANCORP, AT 218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373.

REVOCABLE PROXY

1st CENTENNIAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 18, 2004

The undersigned shareholder(s) of 1st Centennial Bancorp (“1st Centennial”) hereby nominates, constitutes and appoints Patrick J. Meyer, Bruce J. Bartells, and Timothy P. Walbridge and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of 1st Centennial which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 1st Centennial to be held at the Redlands Country Club, 1749 Garden Street, Redlands, California, on Tuesday, May 18, 2004 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. Election of Directors. Authority to elect the following twelve (12) persons to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified: James R. Appleton, Bruce J. Bartells, Carole H. Beswick, Irving M. Feldkamp, III, Larry Jacinto, Ronald J. Jeffrey, William A. McCalmon, Patrick J. Meyer, Richard M. Sanborn, Timothy P. Walbridge, Stanley C. Weisser and Douglas F. Welebir.

☐ AUTHORITY GIVEN	☐ AUTHORITY WITHHELD
To vote for all nominees (except as indicated to the contrary below).	To vote for all nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),

PLEASE STRIKE THE INDIVIDUAL’S NAME(S) FROM THE LIST ABOVE.)

2. Amendments to Stock Option Plan. To approve a proposal to amend 1st Centennial’s 2001 Stock Option Plan increasing the number of shares subject thereto from 378,523 to 454,618 shares and providing for the granting of restricted stock awards and other forms of stock-based compensation in addition to stock options, as described in our Proxy Statement dated April 14, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of 1st Centennial or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR” PROPOSAL 2.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED

IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated:

(Please Print Name)	(Signature of Shareholder)

(Please Print Name)	(Signature of Shareholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) do do not expect to attend the Meeting.

Number of persons: